Exhibit 99.1

	Investor Contact:	Randal Atkinson
(954) 308-7639
randalatkinson@spherion.com

	Media Contact:	Lesly Cardec
FOR IMMEDIATE RELEASE		(954) 308-6302
leslycardec@spherion.com

Spherion Amends and Extends Credit Facility Through July 2013 and
Schedules Second Quarter 2009 Financial Results Release

FORT LAUDERDALE, Fla., July 16, 2009 — Spherion Corporation (NYSE: SFN) today announced that it successfully amended its $250 million asset based revolving credit facility, extending its term from July 2010 to July 2013 and adjusting interest rates commensurate with current market conditions.

"We have focused on sales activity and cash flow during this economic downturn while maintaining financial and operational flexibility for the eventual economic recovery," said Roy Krause, president and CEO of Spherion Corporation. "This amendment to our credit facility helps to ensure over the next several years that we continue to have the capital resources to support operations and growth initiatives as market conditions improve."

Compared with the Company’s previously existing facility and varying based upon usage, interest rate spreads on borrowings were increased by 200 to 250 basis points for LIBOR based borrowings, letter of credit fees were increased by 187.5 to 237.5 basis points and unused line fees were increased by 25 to 37.5 basis points. No financial covenants are in effect as long as excess availability of $30 million is maintained. At closing, excess availability was approximately $110 million (borrowings outstanding under the facility were less than $5 million). In the future, excess availability may be reduced if the trailing twelve month fixed charge coverage ratio falls below a certain level. Further details of the amendment will be filed on a Form 8-K with the SEC.

"We are pleased with the support that our bank syndication group demonstrated in putting this amendment together, especially in light of the continuing economic and credit market turmoil. We believe the support we received confirms the strength in our strategy, operations and financial discipline,"concluded Krause.

In addition, Spherion will release its financial results for the second quarter ended June 28, 2009, after market close on Wednesday, July 29, 2009. Management will host a conference call the following morning, Thursday, July 30, 2009, at 9:00 a.m. Eastern time to discuss information contained in the release. The call may be accessed in one of the following ways:

Via the Telephone:
Please dial 1-(888) 428-4476
The conference call leader is Roy Krause
The passcode: Spherion Earnings Call

Via the Internet:
You may access the call via the Internet through the Company’s Web site: www.spherion.com.

Replay:
A replay of the call will be available one hour after the live call has ended. You may listen to the replay of the call over the Internet through www.spherion.com.

About Spherion
Spherion Corporation (NYSE:SFN) is a leading recruiting and staffing company that provides integrated solutions and breakout specialties to meet the evolving needs of companies and job candidates. As an industry pioneer for more than 60 years, Spherion has sourced, screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs.

With approximately 630 locations in the United States and Canada, Spherion delivers innovative workforce solutions that improve business performance. Spherion provides its services to approximately 10,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing more than 215,000 people annually through its network, Spherion is one of North America’s largest employers. Spherion operates under the following brands: Spherion Staffing Services Group for administrative, clerical and light industrial workers; Technisource for technology professionals and solutions; The Mergis Group for accounting and finance and other professional positions; Todays Office Professionals for specialty administrative personnel; and Spherion Recruitment Process Outsourcing. To learn more, visit www.spherion.com.

This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition – our business operates in highly competitive markets with low barriers to entry; Economic conditions – any significant economic downturn could result in lower revenues or a significant reduction in demand from our customers may result in a material impact on the results of our operations; Customers – a loss of customers may result in a material impact on our results of operations; Debt and debt compliance – market conditions and failure to meet certain requirements could impact our availability to borrow under our revolving lines of credit and the cost of our borrowings; Corporate strategy – we may not achieve the intended effects of our business strategy; Termination provisions - certain contracts contain termination provisions and pricing risks; Failure to perform – our failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; Acquisitions – managing or integrating past and future acquisitions may strain our resources; Business interruptions – natural disasters or failures with hardware, software or utilities could adversely affect our ability to complete normal business processes; Tax filings – regulatory challenges to our tax filing positions could result in additional taxes; Personnel - our business is dependent upon the availability of qualified personnel and we may lose key personnel which could cause our business to suffer; Litigation – we may be exposed to employment–related claims and costs and we are a defendant in a variety of litigation and other actions from time to time; Government Regulation - government regulation may significantly increase our costs; International operations – we are subject to business risks associated with our operations in Canada, which could make those operations significantly more costly; and Common stock – the price of our common stock may fluctuate significantly, which may result in losses for our investors, and further decreases in the Company’s common stock price and market capitalization may impact our ability to comply with the NYSE continued listing standards. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.